Amendment No. 1 to BUSINESS AGREEMENT

Pacific Life Insurance Company (“Pacific Life”) and Pacific Life & Annuity Company (“Pacific Life & Annuity”) (collectively “Insurance Company”), Pacific Select Distributors, Inc. (the “Distributor”), American Funds Distributors, Inc. (“AFD”), and Capital Research and Management Company (“CRMC”) have previously entered into a Business Agreement dated October 1, 2013 (the “Agreement”).  The parties now desire to amend the Agreement by this amendment (the “Amendment”) as of May 1, 2019.

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

WHEREAS, certain share classes of certain Funds in the Series will be available as an underlying investment to the Contracts pursuant to the terms of a Fund Participation and Service Agreement among the Insurance Company, AFD, American Funds Service Company, CRMC and the Series October 1, 2013, (as shall be amended from time to time, the “Fund Participation Agreement”);

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.                                The eighth recital of the Agreement is deleted and replaced with the following:

“WHEREAS, shares of certain Funds in the Series will be available as an underlying investment to the Contracts pursuant to the terms of a Fund Participation and Service Agreement among the Insurance Company, AFD, American Funds Service Company, CRMC and the Series dated even date herewith (as shall be amended from time to time, the “Fund Participation Agreement”);”

2.                                Section 10. a. of the Agreement is deleted and replaced with the following:

“The Series will pay Insurance Company a Rule 12b-1 service fee to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2, Class 4, and Class P2 assets of each Fund attributable to the Contracts for personal services and account maintenance services for Contract owners with investments in Subaccounts corresponding to the Class 2, Class 4, and Class P2 shares of each Fund so long as the Series’ 12b-1 plans are effective with respect to the Class 2, Class 4, and Class P2 shares of a Fund.  Such payments shall be calculated by the Series and be paid by the Series to Insurance Company as soon as practicable after the end of each month and in any event within thirty days.”

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

PACIFIC LIFE INSURANCE COMPANY (on behalf of itself and each Account)

By:	/s/ JOSE T. MISCOLTA
Name:	Jose T. Miscolta
Title:	Assistant Vice President

Attest:	/s/ BRANDON J. CAGE
Name:	Brandon J. Cage,
Title:	Assistant Secretary

PACIFIC LIFE & ANNUITY COMPANY (on behalf of itself and each Account)

By:	/s/ JOSE T. MISCOLTA
Name:	Jose T. Miscolta
Title:	Assistant Vice President

Attest:	/s/ BRANDON J. CAGE
Name:	Brandon J. Cage
Title:	Assistant Secretary

PACIFIC SELECT DISTRIBUTORS, INC.

By:	/s/ ADRIAN S. GRIGGS
Name:	Adrian S. Griggs
Title:	Chief Executive Officer

Attest:	/s/ BRANDON J. CAGE
Name:	Brandon J. Cage
Title:	Assistant Secretary

AMERICAN FUNDS DISTRIBUTORS, INC.

By:	/s/ TIMOTHY W. MCHALE
Name:	Timothy W. McHale
Title:	Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ MARIA MANOTOK
Name:	Maria Manotok
Title:	Senior Vice President